Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 25, 2025, with respect to our audit of ClimateRock’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023, that appears in the Prospectus as part of ClimateRock Holdings Limited’s Amendment No. 12 to the Form F-4. Our report contained an explanatory paragraph regarding substantial doubt about ClimateRock’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

February 17, 2026